Exhibit 99

Farmers & Merchants Bancorp Announces Increased Cash Dividend for the 55th Consecutive Year

The Board of Directors of Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, declared a mid-year cash dividend of $7.25 per share, an increase over the $7.05 per share declared in May of 2019. The cash dividend will be paid on July 1, 2020, to shareholders of record on June 12, 2020. Kent A. Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s record first quarter 2020 and record full-year 2019 financial results and unanimously approved the cash dividend. This year marks the 85th consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 55th consecutive year we have increased dividends. As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 30 publicly traded companies designated as “Dividend Kings” by Sure Dividend.

For the quarter ending March 31, 2020, Farmers & Merchants Bancorp reported net income of $14.1 million, or $17.80 per share, a 4.2% increase from net income of $13.5 million earned in the first quarter of 2019. Return on average assets for the first quarter of 2020 was 1.53% and return on average equity was 14.90%. Total assets at quarter-end were $3.7 billion, up 9.6% from the first quarter of 2019. The Company’s credit quality remained strong with only $549,000 of non-performing loans and leases as of March 31, 2020. As a result, there was no provision for credit losses for the first quarter of 2020, and at quarter-end, the Company’s allowance for credit losses was $54.8 million, or 2.05% of total loans and leases. The Company’s tier 1 leverage capital ratio was 10.19% at March 31, 2020, and the total capital ratio was 12.83%, resulting in the highest possible regulatory classification of “well capitalized.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. That same year the Bank entered the equipment leasing market to satisfy customer needs and enhance our product offerings.  In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last CRA evaluation.  Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 29 consecutive years, longer than any other commercial bank in the state of California.  For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.